UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2011

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry Into a Material Definitive Agreement

On March 4, 2011, Golden Phoenix Minerals, Inc. (the “Company”) entered into a partially binding letter of intent agreement (“LOI”) with Win-Eldrich Gold, Inc. (“WEG”) with respect to the negotiation of potential settlement terms of that certain outstanding Series A Limited Recourse Secured Promissory Note made by WEG in favor of the Company in the principal amount of $4,231,925.19, to accrue interest at a rate of 5.25% per annum, with a maturity date of April 1, 2015, and payment terms consisting of 49 monthly payments of approximately $96,142 such payments to commence on April 1, 2011 (the “Note”).

The Note was issued to the Company in connection with that certain Purchase and Sale of LLC Membership Interest with WEG, dated May 11, 2009 (the “Purchase Agreement”), with respect to the sale of the Company’s membership interest in the Ashdown Project, LLC (“Ashdown”) to WEG.  The Note, Purchase Agreement and related transaction documents, as subsequently amended, have been previously reported on the Company’s Current Reports on Form 8-K filed with the SEC on May 19, 2009 and April 21, 2010, respectively (the “Prior Reports”).  The information set forth in the Prior Reports with respect to the Note is herein incorporated in its entirety.

Pursuant to the LOI, an understanding and basic outline of terms has been reached between the parties with respect to the potential settlement of the Note whereby the Company would forgive the Note in full, in exchange for: (i) $500,000 in cash; (ii) issuance to the Company of 3,000,000 shares of WEG’s parent company’s (Win-Eldrich Mines Limited, “WEX”) common stock; (iii) assumption in full by WEG of the outstanding DRC and Tetra liabilities, for which the Company is responsible for 50% pursuant to the Purchase Agreement; (iv) a perpetual 2% net smelter return royalty on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000; and (v) the right of the Company to appoint one (1) individual to the board of directors of WEX (collectively, the “Note Settlement Terms”).

The parties anticipate entering into a definitive agreement by March 31, 2011 and closing such agreement within six (6) months thereafter.  The closing of such definitive agreement and approval of the Note Settlement Terms will be subject to any necessary regulatory approvals, including TSXV approval, as well as any necessary corporate approvals of the parties.

Further, under the binding portions of the LOI, WEG agrees that unless and until the closing of a definitive agreement occurs, the monthly payments under the Note will commence according to the Note’s original terms on April 1, 2011, such monthly payments to be applied to the cash portion of the Note Settlement Terms upon closing, or applied to the principal and interest on the Note in the event the closing does not occur on or before the outside closing date 6 months from the date of a definitive agreement, with the Note remaining in full force and effect.

SECTION 7 – REGULATION FD

Item 7.01  Regulation FD Disclosure

On March 4, 2011, the Company issued a press release announcing the LOI as disclosed above.

A copy of the press release is furnished herewith as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Exhibit Description
99.1
Press Release dated March 4, 2011, entitled, “Golden Phoenix Signs Note Settlement LOI With Win-Eldrich on Outstanding $4.2 Million Note for 2% Ashdown Royalty, 3 Million Shares WEX Stock, $500k Cash Payment.”

The information contained in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any filing.

Portions of this report may constitute “forward-looking statements” defined by federal law.  Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that the actual outcomes will not be materially different.  Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995.  Additional information about issues that could lead to material changes in the Company’ s performance is contained in the Company’s filings with the Securities and Exchange Commission and may be accessed at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Dated: March 4, 2011	/s/ Thomas Klein
Thomas Klein
Chief Executive Officer